Exhibit 99.1

CONTACT:	Thomas M. Kitchen Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE
STEWART ENTERPRISES, INC. DECLARES QUARTERLY DIVIDEND

NEW ORLEANS, LA—(BUSINESS WIRE)—September 19, 2007—Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today that its Board of Directors has declared a quarterly cash dividend of $0.025 per share. The dividend is payable on October 26, 2007 to holders of record of Class A and Class B Common Stock as of the close of business on October 12, 2007.
Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States, currently owning and operating 223 funeral homes and 141 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.